Exhibit 4.2

SECURED PROMISSORY NOTE B

Effective Date: April 17, 2026	U.S. $30,000,000.00

FOR VALUE RECEIVED, Faraday Future Intelligent Electric Inc., a Delaware corporation (“Borrower”), promises to pay to Streeterville Capital, LLC, a Utah limited liability company, or its successors or assigns (“Lender”), $30,000,000.00 and any interest, fees, charges, and late fees accrued hereunder on the date that is twenty-four (24) months after the Purchase Price Date (the “Maturity Date”) in accordance with the terms set forth herein and to pay interest on the Outstanding Balance at the rate of three and a half percent (3.5%) per annum from the Purchase Price Date until the same is paid in full. All interest calculations hereunder shall be computed on the basis of a 360-day year comprised of twelve (12) thirty (30) day months, shall compound daily and shall be payable in accordance with the terms of this Note. This Secured Promissory Note B (this “Note”) is issued and made effective as of April 17, 2026 (the “Effective Date”). This Note is issued pursuant to that certain Notes Purchase Agreement dated April 17, 2026, as the same may be amended from time to time, by and between Borrower and Lender (the “Purchase Agreement”). Certain capitalized terms used herein are defined in Attachment 1 attached hereto and incorporated herein by this reference.

1. Payment; Prepayment.

1.1. Payment. All payments owing hereunder shall be in lawful money of the United States of America and delivered to Lender at the address or bank account furnished by Lender to Borrower for that purpose. All payments shall be applied first to (a) Lender’s reasonable costs of collection, if any, then to (b) fees and charges hereunder, if any, then to (c) accrued and unpaid interest hereunder, and thereafter, to (d) principal hereunder.

1.2. Prepayment. Borrower may pay all or any portion of the Outstanding Balance earlier than it is due. If Borrower exercises its right to prepay this Note, Borrower shall make payment to Lender of an amount in cash equal to 105% multiplied by the portion of the Outstanding Balance Borrower elects to prepay. Early payments of less than all principal, fees and interest outstanding will not, unless agreed to by Lender in writing, relieve Borrower of Borrower’s remaining obligations hereunder.

2. Security. Borrower’s obligations under this Agreement are secured by the DACA (as defined in the Purchase Agreement), the Deposit Account (as defined in the DACA), and the Pledge Agreement (as defined in the Purchase Agreement) and are guaranteed by the Guaranty (as defined in the Purchase Agreement). Borrower acknowledges and agrees that Lender is authorized to send a Lender Instruction Notice (as defined in the DACA) to the Bank (as defined in the DACA) directing the disposition of the funds held in the Deposit Account: (a) upon the occurrence of a Trigger Event (as defined below); or (b) upon Lender’s receipt of a notice from Borrower pursuant to Section 4(vii) of the Purchase Agreement if Lender believes in its sole discretion that the funds in the Deposit Account are threatened by the action described in the notice.

3. Limited Redemptions. Beginning on October 17, 2026, if at any time thereafter a Limited Redemption Event occurs, then Lender shall have the right to submit one or more written notices to Borrower (each, a “Redemption Notice”) (the date a Redemption Notice is delivered to Borrower, the “Redemption Date”) in an amount (the “Limited Redemption Amount”) up to the Maximum Limited Redemption Amount at any time during the applicable Limited Redemption Window (“Limited Redemptions”). The Maximum Limited Redemption Amount will be aggregated with Limited Redemptions made under all other outstanding Notes (as defined in the Purchase Agreement). Borrower must pay the applicable Limited Redemption Amount plus make-whole interest on such amount as if such amount had been held to maturity (“Make-Whole Interest”) to Lender in Class A Shares (“Redemption Shares”) within two (2) Trading Days of delivery of the applicable Redemption Notice. The number of Redemption Shares deliverable pursuant to a Limited Redemption will be calculated as follows: the applicable Limited Redemption Amount plus Make-Whole Interest divided by Nasdaq Minimum Price on the Redemption Date. Notwithstanding anything to the contrary herein, in the event a Limited Redemption Event occurs while any A Note (as defined in the Purchase Agreement) and this Note remain outstanding and the applicable Limited Redemption Amount plus Make-Whole Interest is less than or equal to the aggregate outstanding balance of all A Notes, Limited Redemptions shall only be made on A Notes and not this Note. Upon the delivery of Redemption Shares pursuant to a Limited Redemption under this Note, Borrower will have the right to request a withdrawal from the Deposit Account equal to the applicable Limited Redemption Amount. In the event the applicable Nasdaq Minimum Price is below the Floor Price, Lender will have the right, at its election to have the applicable Limited Redemption Amount paid in cash.

4. Trigger Events; Defaults; Remedies.

4.1. Trigger Events. The following are trigger events under this Note (each, a “Trigger Event”): (a) Borrower fails to pay any principal, interest, fees, charges, or any other amount when due and payable hereunder; (b) a receiver, trustee or other similar official shall be appointed over Borrower or a material part of its assets and such appointment shall remain uncontested for thirty (30) days or shall not be dismissed or discharged within sixty (60) days; (c) Borrower becomes insolvent or generally fails to pay, or admits in writing its inability to pay, its debts as they become due, subject to applicable grace periods, if any; (d) Borrower makes a general assignment for the benefit of creditors; (e) Borrower files a petition for relief under any bankruptcy, insolvency or similar law (domestic or foreign); (f) an involuntary bankruptcy proceeding is commenced or filed against Borrower; (g) Borrower fails to observe or perform any covenant set forth in Section 4 of the Purchase Agreement; (h) the occurrence of a Fundamental Transaction without Lender’s prior written consent; (i) Borrower defaults or otherwise fails to observe or perform any covenant, obligation, condition or agreement contained herein or in any other Transaction Document (as defined in the Purchase Agreement), other than those specifically set forth in this Section 4.1 and Section 4 of the Purchase Agreement, and such default or failure to observe or perform remains uncured for a period of ten (10) consecutive calendar days; (j) any representation, warranty or other statement made or furnished by or on behalf of Borrower to Lender herein, in any Transaction Document, or otherwise in connection with the issuance of this Note is false, incorrect, incomplete or misleading in any material respect when made or furnished; (k) Borrower effectuates a reverse split of its Class A Shares without ten (10) calendar days prior written notice to Lender; (l) any money judgment, writ or similar process is entered or filed against Borrower or any subsidiary of Borrower or any of its property or other assets for more than $500,000.00, and shall remain unvacated, unbonded or unstayed for a period of thirty (30) calendar days unless otherwise consented to by Lender; (m) a non-management supported preliminary proxy is filed against Borrower; (n) Borrower breaches any covenant or other term or condition contained in any Other Agreements, and such breach remains uncured for a period of ten (10) consecutive calendar days; and (o) Borrower fails for any reason to timely deliver the Redemption Shares to Lender’s designated brokerage account, free of any restrictive legend, by the applicable dates specified herein, provided, however, that on five (5) occasions during the life of this Note (aggregated with all other such occasions occurring under all other Notes), the Company shall be granted one (1) additional Trading Day to deliver Redemption Shares following the required delivery date thereof.

4.2. Defaults. At any time following the occurrence of a Trigger Event, Lender may, at its option, send written notice to Borrower demanding that Borrower cure such Trigger Event within five (5) Trading Days. If Borrower fails to cure the Trigger Event within the required five (5) Trading Day cure period, the Trigger Event will automatically become an event of default hereunder (an “Event of Default”).

4.3. Default Remedies. At any time and from time to time following the occurrence of any Event of Default, Lender may accelerate this Note by written notice to Borrower, with the Outstanding Balance becoming immediately due and payable in cash Notwithstanding the foregoing, upon the occurrence of any Trigger Event described in clauses 4.1(b) - 4.1(f), an Event of Default will be deemed to have occurred and the Outstanding Balance as of the date of the occurrence of such Trigger Event shall become immediately and automatically due and payable in cash, without any written notice required by Lender for the Trigger Event to become an Event of Default. At any time following the occurrence of any Event of Default and for so long as such Event of Default is continuing, upon written notice given by Lender to Borrower, interest shall accrue on the Outstanding Balance beginning on the date the applicable Event of Default occurred at an interest rate equal to the lesser of eighteen percent (18%) per annum or the maximum rate permitted under applicable law (“Default Interest”). In connection with acceleration described herein, Lender need not provide, and Borrower hereby waives, any presentment, demand, protest or other notice of any kind, and Lender may immediately and without expiration of any grace period enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law. Such acceleration may be rescinded and annulled by Lender at any time prior to payment hereunder and Lender shall have all rights as a holder of the Note until such time, if any, as Lender receives full payment pursuant to this Section 4.3. No such rescission or annulment shall affect any subsequent Trigger Event or Event of Default or impair any right consequent thereon. Nothing herein shall limit Lender’s right to pursue any other remedies available to it at law or in equity.

5. Unconditional Obligation; No Offset. Borrower acknowledges that this Note is an unconditional, valid, binding and enforceable obligation of Borrower not subject to offset, deduction or counterclaim of any kind. Borrower hereby waives any rights of offset it now has or may have hereafter against Lender, its successors and assigns, and agrees to make the payments called for herein in accordance with the terms of this Note.

6. Waiver. No waiver of any provision of this Note shall be effective unless it is in the form of a writing signed by the party granting the waiver. No waiver of any provision or consent to any prohibited action shall constitute a waiver of any other provision or consent to any other prohibited action, whether or not similar. No waiver or consent shall constitute a continuing waiver or consent or commit a party to provide a waiver or consent in the future except to the extent specifically set forth in writing.

7. Ownership Limitation. Notwithstanding anything to the contrary contained in this Note or the other Transaction Documents, Borrower shall not effect any Redemption Notice of this Note to the extent that after giving effect to such Redemption Notice would cause Lender (together with its affiliates) to beneficially own a number of Class A Shares exceeding 9.99% of the number of Class A Shares outstanding on such date (including for such purpose the Class A Shares issuable upon such issuance) (the “Maximum Percentage”). For purposes of this section, beneficial ownership of Class A Shares will be determined pursuant to Section 13(d) of the 1934 Act (as defined in the Purchase Agreement). The foregoing Maximum Percentage is enforceable, unconditional and non-waivable and shall apply to all affiliates and assigns of Lender.

8. Opinion of Counsel. In the event that an opinion of counsel is needed for any matter related to this Note, Lender has the right to have any such opinion provided by its counsel with such opinion subject to the approval of Borrower, which approval shall not be unreasonably withheld, conditioned or delayed.

9. Governing Law; Venue. This Note shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Note shall be governed by, the internal laws of the State of Utah, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Utah or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Utah. The provisions set forth in the Purchase Agreement to determine the proper venue for any disputes are incorporated herein by this reference.

10. Arbitration of Disputes. By its issuance or acceptance of this Note, each party agrees to be bound by the Arbitration Provisions (as defined in the Purchase Agreement) set forth as an exhibit to the Purchase Agreement.

11. Cancellation. After repayment of the entire Outstanding Balance, this Note shall be deemed paid in full, shall automatically be deemed canceled, and shall not be reissued.

12. Amendments. The prior written consent of both parties hereto shall be required for any change or amendment to this Note.

13. Assignments. Borrower may not assign this Note without the prior written consent of Lender. This Note may be offered, sold, assigned or transferred by Lender to any of its affiliates without the consent of Borrower.

14. Notices. Whenever notice is required to be given under this Note, unless otherwise provided herein, such notice shall be given in accordance with the subsection of the Purchase Agreement titled “Notices.”

15. Liquidated Damages. Lender and Borrower agree that in the event Borrower fails to comply with any of the terms or provisions of this Note, Lender’s damages would be uncertain and difficult (if not impossible) to accurately estimate because of the parties’ inability to predict future interest rates, future share prices, future trading volumes and other relevant factors. Accordingly, Lender and Borrower agree that any fees, balance adjustments, Default Interest or other charges assessed under this Note are not penalties but instead are intended by the parties to be, and shall be deemed, liquidated damages.

16. Severability. If any part of this Note is construed to be in violation of any law, such part shall be modified to achieve the objective of Borrower and Lender to the fullest extent permitted by law and the balance of this Note shall remain in full force and effect.

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IN WITNESS WHEREOF, Borrower has caused this Note to be duly executed as of the Effective Date.

BORROWER:

Faraday Future Intelligent Electric Inc.

By:
Matthias Aydt, Co-Global Chief Executive Officer

ACKNOWLEDGED, ACCEPTED AND AGREED:

LENDER:

Streeterville Capital, LLC

By:
John Fife, President

[Signature Page to Secured Promissory Note B]

ATTACHMENT 1

DEFINITIONS

For purposes of this Note, the following terms shall have the following meanings:

A1. “Class A Shares” means shares of Borrower’s Class A common stock, par value $0.0001 per share.

A2. “Floor Price” means $0.0603.

A3. “Fundamental Transaction” means that (a) (i) Borrower or any of its subsidiaries shall, directly or indirectly, in one or more related transactions, consolidate or merge with or into (whether or not Borrower or any of its subsidiaries is the surviving corporation) any other person or entity, (ii) Borrower or any of its subsidiaries shall, directly or indirectly, in one or more related transactions, sell, lease, license, assign, transfer, convey or otherwise dispose of all or substantially all of its respective properties or assets to any other person or entity, (iii) Borrower or any of its subsidiaries shall, directly or indirectly, in one or more related transactions, allow any other person or entity to make a purchase, tender or exchange offer that is accepted by the holders of more than 50% of the outstanding shares of voting stock of Borrower (not including any shares of voting stock of Borrower held by the person or persons making or party to, or associated or affiliated with the persons or entities making or party to, such purchase, tender or exchange offer), (iv) Borrower or any of its subsidiaries shall, directly or indirectly, in one or more related transactions, consummate a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with any other person or entity whereby such other person or entity acquires more than 50% of the outstanding shares of voting stock of Borrower (not including any shares of voting stock of Borrower held by the other persons or entities making or party to, or associated or affiliated with the other persons or entities making or party to, such stock or share purchase agreement or other business combination), or (v) Borrower or any subsidiary pays or makes any monetary or non-monetary dividend or distribution to its equity holders; or (b) any “person” or “group” (as these terms are used for purposes of Sections 13(d) and 14(d) of the 1934 Act (as defined in the Purchase Agreement) and the rules and regulations promulgated thereunder) is or shall become the “beneficial owner” (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, of 50% of the aggregate ordinary voting power represented by issued and outstanding voting stock of Borrower. For the avoidance of doubt, Borrower or any of its subsidiaries entering into a definitive agreement that contemplates a Fundamental Transaction will be deemed to be a Fundamental Transaction unless such agreement contains a closing condition that this Note is repaid in full upon consummation of the transaction.

A4. “Limited Redemption Event” means that on any given Trading Day the Class A Shares trade at a price that is at least fifteen percent (15%) greater than the Nasdaq Minimum Price for such Trading Day.

A5. “Limited Redemption Window” means the period beginning on the date a Limited Redemption Event occurs and ending on the date that is five (5) Trading Days after the date the Limited Redemption Event occurs. For the avoidance of doubt, more than one (1) Limited Redemption Window may be open at the same time.

A6. “Maximum Limited Redemption Amount” means five percent (5%) of the cumulative daily dollar trading volume on the Trading Day that a Limited Redemption Event occurs, not to exceed an amount equal to $5,000,000.00; measured as the cumulative dollar trading volume on all exchanges beginning at 4:01 PM Eastern Time on the Trading Day before the occurrence of the Limited Redemption Event and ending at 4:00 PM Eastern Time on the Trading Day during which the Limited Redemption Event occurs.

A7. “Nasdaq Minimum Price” means the Minimum Price as defined under Nasdaq Rule 5635(d) (calculated, where applicable, as if the “binding agreement” as used in Nasdaq Rule 5635(d) is dated as of the date of the applicable Redemption Notice(s)).

A8. “Other Agreements” means, collectively, (a) all existing and future agreements and instruments between, among or by Borrower (or an affiliate), on the one hand, and Lender (or an affiliate), on the other hand, and (b) any financing agreement or a material agreement.

A9. “Outstanding Balance” means as of any date of determination, the Purchase Price, as reduced or increased, as the case may be, pursuant to the terms hereof for payment, offset, or otherwise, plus the accrued but unpaid interest (including Default Interest), collection and enforcements costs (including attorneys’ fees) incurred by Lender, transfer, stamp, issuance and similar taxes and fees incurred under this Note.

A10. “Purchase Price” means $30,000,000.00.

A11. “Purchase Price Date” means the date the Purchase Price is delivered by Lender to the Deposit Account.

A12. “Trading Day” means any day on which Borrower’s principal trading market (or such other principal market for the Class A Shares) is open for trading.